Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Investment Trust of our report dated December 16, 2016, relating to the financial statements and financial highlights, which appears in the John Hancock Small Cap Core Fund Annual Report on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Policy Regarding Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

August 23, 2017